Contact:
Elie Sugarman
ir@bsig.com
(617) 369-7300

BrightSphere Investment Group Inc. Announces Agreement to sell Affiliate, Landmark Partners LLC

–BrightSphere and the management team of Landmark Partners LLC have entered into an agreement to sell 100% of the equity interests in Landmark to Ares Management Corporation. BrightSphere to receive approximately $724 million in cash for its 60% ownership interest in Landmark and its co-investment in Landmark funds
–Total expected after-tax proceeds to BrightSphere of approximately $630 million

BOSTON, MA – BrightSphere Investment Group Inc. (NYSE: BSIG) today announced that it has entered into a definitive agreement to sell its 60% ownership interest in Landmark Partners LLC (“Landmark”) to Ares Management Corporation (NYSE: ARES) for $690 million. As part of the transaction, Ares will also acquire the 40% ownership interest in Landmark held by the Landmark management team for $390 million, for a total transaction value of approximately $1.1 billion for 100% of Landmark Partners LLC.

In addition to acquiring BrightSphere’s equity interest in Landmark, Ares has also agreed to acquire BrightSphere’s co-investments in Landmark funds, which had a book value of approximately $34 million as of December 31, 2020. BrightSphere anticipates total after-tax proceeds from the transaction of approximately $630 million, including proceeds from the sale of co-investments.

The transaction is subject to customary regulatory approvals and closing conditions and is anticipated to close in the second quarter of 2021.

Suren Rana, BrightSphere’s President and Chief Executive Officer said, “Landmark is combining with one of the top leaders in the alternatives business for whom Landmark brings highly strategic, complementary and synergistic capabilities. I would like to thank the remarkably talented team at Landmark for their important contributions to BrightSphere. We sincerely wish them the best in all their future initiatives.”

“The valuation received in this transaction unlocks significant value for BrightSphere’s shareholders and we believe again highlights the high intrinsic value embedded in our businesses relative to our stock’s current trading levels. Our remaining business continues to be strong with best-in-class quantitative strategies offered through Acadian as well as fundamental strategies through TSW and private alternatives strategies through Campbell Global,” Mr. Rana added.
Founded in 1989 and acquired by BrightSphere in August of 2016, Landmark specializes in secondary market transactions in private equity, real estate and infrastructure funds and investments. As of and for the year ended December 31, 2020, Landmark had $18.4 billion in assets under management, with GAAP management fee revenue of $146.8 million and contributed GAAP net income attributable to controlling shareholders and Adjusted EBITDA to BrightSphere of $12.3 million and $42.2 million, respectively.1

Morgan Stanley & Co LLC acted as financial advisor to BrightSphere. Goldman Sachs & Co. LLC acted as financial advisor to Landmark. Ropes & Gray served as legal advisor to BrightSphere and Landmark. RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC acted as financial advisors to Ares and Kirkland & Elis LLP served as their legal advisor.

About BrightSphere

BrightSphere is a diversified, global asset management company with approximately $157 billion of assets under management as of December 31, 2020. Through its world-class investment management Affiliates, BrightSphere offers sophisticated investors access to a wide array of leading quantitative and solutions-based, private and public market alternative, and liquid alpha strategies designed to meet a range of risk and return objectives. For more information, please visit BrightSphere’s website at www.bsig.com. Information that may be important to investors will be routinely posted on our website.

Forward Looking Statements

This press release includes forward-looking statements, including those related to the completion of our disposition of Landmark, the expected total and after-tax proceeds from the disposition, the expected closing date of the transaction and the strength and intrinsic value of our business. The words or phrases “expect,” “anticipate,” “estimate,” and other similar expressions are intended to identify such forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including, but not limited to, those discussed in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2021, and subsequent SEC filings, as well as those related to the expected closing of the transaction and the satisfaction of necessary closing conditions. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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See “Non-GAAP Measures” and “Reconciliation of Landmark GAAP net income attributable to controlling interests to Adjusted EBITDA” at the end of this release for more information.

Non-GAAP Financial Measures

This release contains references to Adjusted EBITDA, which is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to GAAP net income attributable to controlling interests is included below. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies.

Reconciliation of Landmark GAAP net income attributable to controlling interests to Adjusted EBITDA